Media Contact Cydney Williams 918.588.6506 C.Williams@bokf.com Mark Wade named Bank of Texas CEO Change comes as Norm Bagwell announces plan to transition to new role Dallas, Aug. 17, 2022—Mark Wade has been named CEO for Bank of Texas as of Jan. 1, 2023. Wade will assume the role as long-time CEO Norm Bagwell transitions into a new part-time role after leading the Texas bank for more than 15 years. “Norm Bagwell has been an important part of our company since he joined us in 2008,” said Stacy Kymes, president and CEO BOK Financial. “We are thrilled that he will continue to play an important role in client development and employee recruiting talent in Texas as he transitions out of the CEO role. “We are extremely fortunate to have no shortage of leaders in the market, thanks in part to Norm’s leadership,” said Kymes. “Mark Wade is a champion for Bank of Texas. His commitment, tenacity and strategic approach will help ensure we continue our track record of growth in the Lone Star state.” “Mark’s industry knowledge and leadership experience make him a fantastic fit as the next CEO for Bank of Texas,” said Bagwell. “I have tremendous pride in the brand and track record of success we have built in Texas, and I have no doubt Mark will continue that momentum when he steps into the role.” Wade joined BOK Financial in 2001 as the Dallas corporate banking manager for Bank of Texas. He helped to launch the company’s healthcare banking division in Texas and formed the commercial finance group, which has grown into a national line of business for the company. He was named president and chief operating officer for Bank of Texas in 2008. Since 2020, he has served as executive director for the company’s Commercial Banking line of business. As Bank of Texas CEO, Wade will lead the company’s growth and strategy across Texas and Arkansas. He will also be responsible for commercial banking, commercial finance and equipment leasing. He earned a bachelor’s degree in Finance from the University of Texas at Austin. He actively supports several organizations including Make-a-Wish Foundation of North Texas, American Cancer Society, Adult Literacy of Texas, United Way, Susan G. Komen of Dallas and Good Night Shelter of North Texas.

“I am truly honored to have learned from Norm’s example and mentorship, and I am looking forward to following his example,” said Wade. “It’s an exciting time to be in Texas, particularly as the company has reaffirmed its commitment to the state. I am excited about the future of our state and the role Bank of Texas will play in that growth.” * * * Bank of Texas is part of BOKF, NA, a holding of BOK Financial Corporation, a $45 billion regional financial services company headquartered in Tulsa, Oklahoma with $96 billion in assets under management and administration. The company's stock is publicly traded on NASDAQ under the Global Select market listings (BOKF). In addition to BOKF, NA, BOK Financial Corporation's holdings include BOK Financial Securities, Inc., BOK Financial Private Wealth, Inc. and BOK Financial Insurance, Inc. BOKF, NA's holdings include TransFund, Cavanal Hill Investment Management, Inc. and BOK Financial Asset Management, Inc. BOKF, NA operates banking divisions across eight states as: Bank of Albuquerque; Bank of Oklahoma; Bank of Texas; and BOK Financial® in Arizona, Arkansas, Colorado, Kansas and Missouri; as well as having limited purpose offices in Nebraska, Wisconsin and Connecticut. Through its subsidiaries, BOK Financial Corporation provides commercial and consumer banking, brokerage trading, investment, trust and insurance services, mortgage origination and servicing, and an electronic funds transfer network. For more information, visit www.bokf.com.